AMENDED AND THIRD RESTATED REVOLVING CREDIT
                     AND TERM LOAN AGREEMENT


     THIS AMENDED AND THIRD RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (the "Amendment and Restatement"), dated as of December 31, 2001, by and among MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation (the "Borrower"), BANK OF HAWAII, a Hawaii banking corporation ("BOH"), FIRST HAWAIIAN BANK, a Hawaii banking corporation ("FHB"), CENTRAL PACIFIC BANK, a Hawaii banking corporation ("CPB"), AMERICAN AGCREDIT, PCA, a corporation or association organized and existing under the laws of the United States of America ("PCA"), (BOH, FHB, CPB and PCA are each sometimes called a "Lender" and collectively called the "Lenders"), and BANK OF HAWAII, as Agent for the Lenders to the extent and in the manner provided hereinbelow and in the Agency Agreement referred to below (in such capacity, the "Agent").

                      W I T N E S S E T H:

     WHEREAS, the Borrower, BOH, FHB, CPB and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BOA") (BOH, FHB, CPB and BOA, collectively, the "Original Lenders") and the Agent entered into that certain Revolving and Term Loan Agreement, dated as of December 31, 1992 (the "Original Loan Agreement"), which Original Loan Agreement established a credit facility (the "Credit Facility") in favor of Borrower in the original principal amount of $40,000,000.00;

     WHEREAS, the Original Loan Agreement was amended and supplemented by: First Loan Modification Agreement, dated as of March 1, 1993; letter agreements dated April 30, 1993 and June 24, 1993; Second Loan Modification Agreement, dated September 8, 1993; Third Loan Modification Agreement, dated September 30, 1993; Fourth Loan Modification Agreement, dated March 8, 1994; Fifth Loan Modification Agreement, dated effective as of December 31, 1994; Sixth Loan Modification Agreement, dated effective as of March 31, 1995; Seventh Loan Modification Agreement dated effective as of December 31, 1995; each by and among the Borrower, the Original Lenders and the Agent;

     WHEREAS, BOH, FHB and CPB acquired the interests of BOA under the Original Loan Agreement, as amended, and the other
"Loan Documents" referred to therein;

     WHEREAS, the Original Loan Agreement is further amended  by:
Amended and Restated Revolving Credit and Term Loan Agreement dated December 4, 1996; letter agreement dated February 21, 1997; First Loan Modification Agreement dated December 31, 1997; Second Loan Modification Agreement dated March 17, 1998; letter agreement dated November 13, 1998; Amended and Second Restated Revolving Credit and Term Loan Agreement dated as of December 4, 1998 ("Second Restatement"); Loan Modification Agreement dated as of December 30, 1999; letter agreement dated February 9, 2000; Loan Modification Agreement dated June 30, 2000; and Loan Modification Agreement effective as of December 11, 2000; Loan Modification effective as of June 30, 2001; Loan Modification effective as of September 30, 2001; each by and among Borrower, BOH, FHB, CPB and Agent and, in the case of said Loan Modification Agreement effective as of December 11, 2000 and June 30, 2001, KAPALUA LAND COMPANY, LTD., a Hawaii corporation;

     WHEREAS,   the  Second  Restatement,  among  other   things,
establishes a development line in favor of Borrower in the principal amount of $15,000,000, being the "Village Course
Facility" described in the Second Restatement;

     WHEREAS,  the Aggregate Loan Commitment (as defined  in  the
Original  Loan  Agreement, as amended) with  respect  the  Credit
Facility,   exclusive  of  said  Village  Course   Facility,   is
$15,000,000;

     WHEREAS, PCA has acquired interests in the Credit Facility;

     WHEREAS,  the parties hereto wish to terminate said  Village
Course Facility and, upon such termination, to increase the Aggregate Loan Commitment with respect to the Credit Facility to $25,000,000;

     WHEREAS, for their mutual convenience, the parties wish to restate the Original Loan Agreement to reflect their agreements as of the date hereof with respect to the Credit Facility, subject to the satisfaction of the conditions precedent set forth in Section 3.2 hereof, all as set forth in this Amendment and Restatement;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree that effective on the Effective Date (as defined below), the terms and provisions of the Original Loan Agreement are amended and restated to read in their entirety as follows:

                      I.   Revolving Credit

     1.1 In General. Subject to the terms of the Loan Agreement, the Lenders hereby establish a credit facility in favor of the Borrower (the "Credit Facility") under which the Lenders will severally extend credit to the Borrower as follows:

          (a) Revolving Loans. On the terms and provisions and subject to the satisfaction of the conditions stated in the Loan Agreement, each Lender hereby severally agrees to make loans ("Revolving Loans") to the Borrower, from time to time and at any time prior to the Expiry Date (the "Revolving Loan Period"), each in a principal amount equal to such Lender's Individual Loan Commitment Percentage of the total amount to be borrowed on any occasion; provided, however, that (1) the aggregate principal amount at any one time outstanding of all Loans under the Credit Facility shall not exceed $25,000,000.00 ("the Aggregate Loan Commitment"), (2) no Lender shall be obligated to make Loans to the Borrower under the Credit Facility which shall exceed, in the aggregate principal amount at any one time outstanding, such Lender's Individual Loan Commitment, (3) each advance of Loan proceeds under the Credit Facility shall be made by the several Lenders ratably, in a principal amount equal to such Lender's Individual Loan Commitment Percentage of the total amount to be borrowed on any occasion, (4) no Lender shall have any obligation or liability to the Borrower or any other Person as a result of the failure of another of the Lenders to observe any of its obligations under the Loan Agreement, and (5) no Lender (in its capacity as such) shall have any obligation or liability to the Borrower or any other Person as a result of the failure of the Agent to observe any of its obligations under the Loan Agreement or the Agency Agreement. During the Revolving Loan Period the Borrower may borrow, repay without penalty or premium and reborrow under the Credit Facility, either the full amount of the Aggregate Loan Commitment or any lesser sum, provided that any borrowing hereunder shall be in an amount not less than $500,000, and an integral multiple of $100,000, and provided that any voluntary prepayment of the Credit Facility during the Revolving Loan Period shall be in an amount not less than $250,000, and an integral multiple of $50,000. Principal of and interest on the Revolving Loans shall be paid by the Borrower at the times and in the manner stated in the Notes and in the Loan Agreement, including, without limitation, Section 1.6 below.

	    (b) Term Loans. Subject to the satisfaction of all terms and conditions of the Loan Agreement, including, without limitation Section 3.3 hereof, each Lender severally agrees to make a term loan ("Term Loan") to the Borrower on the Expiry Date, in an amount equal to the aggregate principal amount of the Revolving Loans then outstanding and owing by the Borrower to such Lender. The proceeds of each Term Loan to be made by each Lender shall be used to repay in full the Revolving Loans outstanding with respect to such Lender on the date of the making of the Term Loan. Term Loans may not be reborrowed. Principal of and interest on the Term Loans shall be paid by the Borrower at the times and in the manner stated in the Term Notes and in the Loan Agreement, including, without limitation, Section 1.6 below.

     1.2  Purpose.  The proceeds of the Revolving Loans shall be used exclusively for general corporate purposes including working
capital.   The  proceeds  of  the  Term  Loans  shall   be   used
exclusively to refinance the Revolving Loans.

     1.3 Security. The Credit Facility and Loans shall be secuerd by liens on or security interests in the following collateral ("Collateral"), which liens or security interests shall be of first priority unless otherwise approved by the Lenders:
the land and improvements, situate at Kapalua, Maui, Hawaii, known as the Village Golf Course, the Plantation Golf Course and the Bay Golf Course. The loan to value ratio with respect to the Collateral shall not exceed 50%, as determined by a limited summary appraisal in form and substance and by an appraiser satisfactory to Agent.

	1.4 Requests for Loans or Credit. Subject to the provisions of Articles II and III, Section 1.5 and other terms and conditions of this Agreement, the Borrower shall have the option on any Business Day during the Revolving Loan Period to obtain new
Revolving Loans by delivering to the Agent a written and completed "Notice of Loan/Conversion" in the form of Exhibit A attached hereto. A Notice of Loan/Conversion must arrive no later than noon (Hawaii Standard Time) on the date either two (2) or three (3) Business Days prior to the proposed disbursement date in the case of a Base Rate Loan or a LIBOR Loan, respectively. If the Borrower fails to timely notify the Agent of the Borrower's selection of a new Interest Period prior to the expiration of any current Interest Period, such Loan will automatically be converted to a Base Rate Loan upon expiration of the current Interest Period.

Unless otherwise directed in writing by the Borrower, all proceeds of Revolving Loans shall be credited to the Borrower's
Deposit Account No. 61-058745, maintained with Bank of Hawaii.

     1.5 Conversions of Base Rate Loans to LIBOR Loans. Subject to the provisions of Article II and other terms and conditions in this Agreement, the Borrower shall have the option on any Business Day (the "Conversion Date") to convert all or a portion of the outstanding principal amount of Base Rate Loans to a LIBOR Loan by giving Agent a Notice of Loan/Conversion at the Payment Office no later than noon (Hawaii Standard Time) on the date three (3) Business Days prior to the proposed Conversion Date; provided that if an Event of Default is then in existence, the Borrower may not convert a Base Rate Loan to a LIBOR Loan.
Although no repayment shall actually be required upon any conversion, the proceeds thereof shall, for bookkeeping purposes, be deemed to be applied directly to repay the outstanding principal amount of the Loans being converted. If the Borrower fails to timely notify Agent of the Borrower's selection of a new Interest Period prior to the expiration of any current Interest Period for an Loan, such Loan will automatically be converted to a Base Rate Loan upon expiration of the current Interest Period. LIBOR Loan amounts shall be in minimums of $500,000 and in multiples of $100,000, with at most six (6) LIBOR Loans outstanding at any one time.

	1.6  Interest; Repayment of Loans.
           (a) Interest Rate. The Borrower agrees to pay interest on the outstanding principal balance of the Loans pursuant to the following interest rate options that the Borrower may select in accordance with the provisions of this Agreement:

               (1)  The Base Rate in effect from time to time; or

		   (2)  LIBOR plus the Applicable Margin.

          The "Applicable Margin" shall be determined based on Borrower's Recourse Debt to Net Worth ratio as follows:


           Recourse Debt      Applicable Margin  Applicable Margin
           Net/Worth          for Revolving      for Term Loans
                              Loans


           less than or        1.50 percentage   1.75 percentage
           equal to 0.20           points             points


           greater than 0.20   1.75 percentage   2.00 percentage
           but less than or        points             points
           equal to 0.40


           greater than 0.40   2.00 percentage   2.25 percentage
           but less than or        points             points
           equal to 0.60


           greater than 0.60   2.25 percentage   2.50 percentage
           but less than or        points             points
           equal to 0.80


           greater than 0.80   2.50 percentage   2.75 percentage
                                   points             points



          Any floating rate of interest will increase or decrease during the term of this Agreement if there is an increase or decrease in the rate to which the floating rate is tied. If the rate to which the floating rate is tied is no longer available, the Agent will choose a new rate that is based on comparable information.

          Any change in the Applicable Margin shall take effect on the first day of the second fiscal quarter following the date as of which such Applicable Margin is determined. For example, the Applicable Margin effective on July 1, shall be based on the Borrower's Recourse Debt to Net Worth ratio as of the fiscal quarter ending March 31.

          Interest hereunder shall be computed, but not compounded, daily on the basis of the rate of interest then in effect. A change in the Base Rate shall take effect on the date upon which a change in the Base Rate is announced and made effective by Bank of Hawaii, with or without notice to the Borrower. With respect to any LIBOR Loan, interest will be calculated at a fixed rate for the applicable Interest Period. Interest and fees hereunder shall be computed on the basis of the actual number of days elapsed between payments and a 365-day year (or a 366-day year in leap years) in respect of any Base Rate Loan or a 360-day year in respect of any LIBOR Loan.

          In no event shall the Borrower be obligated to pay any amount under the Loan Agreement that exceeds the maximum amount allowable by law. If any sum is collected in excess of the applicable maximum amount allowable by law, the excess collected shall, at Agent's discretion, be applied to reduce the principal balance of the Loans or returned to the Borrower.

          (b)  Repayment of Loans.

               (1) Payment Schedule - Revolving Loans. Borrower agrees to repay the Revolving Loans as follows:

                    (i)  The Borrower agrees to make quarterly
payments of all accrued interest on the outstanding principal balance of each Base Rate Loan on the last day of each of March, June, September and December during the term of the Loan Agreement.

			  (ii) The Borrower agrees to pay interest on the
unpaid principal amount of each LIBOR Loan on the earlier of i) the last day of the Interest Period or ii) the last day of each three-month interval occurring during the Interest Period.

			  (iii) On the Expiry Date, the Borrower agrees
to pay the amount, if any, by which the aggregate outstanding principal balance of the Revolving Loans exceeds $15,000,000.00.

               (2) Payment Schedule - Term Loans. Borrower agrees to repay the Term Loans as follows:

                    (i)  The Borrower agrees to make quarterly
payments of all accrued interest on the outstanding principal balance of each Base Rate Loan on the last day of each of March, June, September and December during the term of this Agreement.

			  (ii) The Borrower agrees to pay interest on
the unpaid principal amount of each LIBOR Loan on the earlier of
i) the last day of the Interest Period or ii) the last day of each three-month interval occurring during the Interest Period.

			  (iii)Commencing on the last day of June, 2004,
and continuing on the last day of every sixth month thereafter until the Term Loans are paid in full, Borrower agrees to pay installments of principal equal to 1/6 of the aggregate principal balance of the Term Loans as of January 1, 2004.

			  (iv) The Borrower agrees to pay in full on or
before the Maturity Date all principal and accrued interest then outstanding under the Term Loans.

               (3) Currency, Place and Dates of Payments. No payment or prepayment of principal under any of the Notes shall be made without a concurrent payment or prepayment of principal under the other Notes, and all principal amounts paid or prepaid on the Notes shall be shared among the Lenders pro rata, in accordance with their respective Individual Loan Commitment Percentages. Payments to be made under the Loan Agreement to the Lenders shall be made in United States money in immediately available funds at the Agent's address stated below, or at such other place as the Agent shall have designated by written notice to the Borrower. Any payment due on a day that is not a Business Day shall be made on the next succeeding Business Day and the extension of time shall be included in the computation of interest. Any payment received by the Agent after 11:00 a.m. shall not be credited until the next Business Day.

		   (4) Evidence of Making and Repayment of Loans. The Agent's records evidencing the date of disbursement and principal amount of each Loan and the amounts of all repayments of principal and payments of interest on each Loan shall constitute prima facie evidence of the making and repayment of such Loans and of the payment of such interest. However, the Agent's making of erroneous notations in its records shall not affect the Borrower's obligation to repay the outstanding balance of principal under a Loan, and accrued interest thereon, as provided in the Loan Agreement.

		    (5) Prepayments. The Borrower may prepay any Base Rate Loan at any time, in whole or in part, without prepayment penalty. Partial prepayments shall be applied against required payments of the most remote maturity, and will not extend the dates or change the amounts of subsequent installment payments.

                (6) Application of Payments. During the existence of an Event of Default, payments under the Loan Agreement may be applied by the Lenders to the indebtedness evidenced by the Loan Agreement in any manner the Majority of Interest of the Lenders deems appropriate. The priority of application elected by the Lenders on any one occasion shall not determine any such election
in the future.   Provided that an Event of Default shall not have
occurred and be continuing, payments under the Loan Document shall be applied first to payment of sums, other than principal or interest, then payable by Borrower under the Loan Agreement, then to accrued interest then due and payable and then to principal.

	1.7 Evidence of Indebtedness; Loan Documents. The Loans and Credit Facility are or are to be evidenced and/or secured by the Loan Agreement, Master Notes, each in the form attached hereto as Exhibit B, payable to each Lender in the original amount of such Lender's Individual Loan Commitment (collectively the "Notes"), the Mortgage, the Additional Security Mortgage, the Environmental Indemnification Agreement and all such other documents as the Bank may require from time to time to effectuate the intent of the Loan Agreement, together with all renewals, extensions and modifications thereto (collectively the "Loan Documents").

	1.8 The Borrower's Obligations. The Borrower's obligations tp pay, observe and perform all indebtedness, liabilities, covenants and other obligations on the part of the Borrower to be paid, observed and performed under the Loan Agreement and the remainder of the Loan Documents are herein collectively called the "Obligations".

	1.9  Fees.

          (a) Commitment Fee. The Borrower shall pay to the Agent for pro rata distribution to each Lender, a commitment fee on the average daily unutilized portion of the Aggregate Loan Commitment, computed at the rate of one-quarter of one percent (0.25%) per annum computed on the basis of the actual number of days elapsed over a year of 365 or 366 days (as the actual case may be) and payable quarterly in arrears, on the last day of each March, June, September and December during the Revolving Loan Period, and on the Expiry Date.

          (b) Commitment Increase Fee. The Borrower shall pay to the Agent, on demand, for distribution to the Lenders the following
non-refundable  fee:   $20,000.00, of which  $1,900.00  shall  be
payable to BOH, $2,000.000 shall be payable to FHB, $4,100.00 shall be payable to CPB and $12,000.00 shall be payable to PCA.

	    (c) Amendment Fee. The Borrower shall pay to the Agent, on demand, for distribution to BOH, FHB and CPB the following non-refundable fee: $9,750.00, of which $5,232.50 shall be payable to BOH, $3,250.00 shall be payable to FHB and $1,267.50 shall be payable to CPB.

	    (d) Agent's Fee. For and in respect of the services of the Agent to be rendered with respect to the Credit Facility under the Loan Agreement and under the Agency Agreement, the Borrower agrees to pay to the Agent the fee established by separate agreement between Agent and Borrower.

        II.  FUNDING LOSS AND YIELD PROTECTION PROVISIONS

	2.1 Prepayment. The Borrower may not prepay any LIBOR Loan in full or in part at any time. The Borrower is responsible for managing the allocation of borrowings among the Types of Loans to avoid prepaying a LIBOR Loan to make a mandatory repayment of principal.


	2.2 Change in Legality; Additional Costs to Lenders. If after the date of the Loan Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall, with respect to the Lenders, or any of them, (a) change the basis of taxation of payments to the Lenders, or any of them, or the principal or interest on the Loans under the Loan Agreement, (b) impose, modify or hold applicable any fees, reserve requirements, special deposits or any costs to the Lenders, or any of them, in respect of the Loans, or (c) cause a reduction in the amount of any sum received or receivable under the Loan Agreement; then, and in any such event, the Borrower shall pay to the Agent, on demand, for distribution to such
Lender(s), such additional amounts as will compensate such Lender(s) on an after-tax basis for such cost or reduction incurred; provided, however, that the Borrower shall not be obligated directly or indirectly to pay for federal or state income taxes measured or levied generally upon the net income of any Lender. The Lenders may use any reasonable method in calculating their additional costs under this Section, which calculation shall be conclusive absent manifest error.

	2.3 Capital Requirements. If the Lenders, or any of them, shall determine that compliance with any law, regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) would result in an increase in the amount of capital required or expected to be maintained by such Lender(s) or any corporation controlling such Lender(s), and that such increase is based upon the
existence  of  such  Lender's  commitment  hereunder  and   other
commitments of this type, then, and in any such event, the Borrower shall pay the Agent as an additional fee, from time to
time   on  demand,  for  distribution  to  such  Lender(s),  such amount(s) as such Lender(s) shall determine to be the amount(s) that will compensate it or them or such other corporation for any reduction in the rate of return on such capital. A certificate as to the amount of compensation, submitted to the Borrower by the affected Lender(s), shall be conclusive and binding for all purposes absent manifest error.

	2.4  Lack of Availability or Profitability of Eurodollar
Deposits; Illegality. In the event that any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that:

          (a) on any date for determining LIBOR for any Interest Period, by reason of any change after the date hereof affecting the interbank market or affecting the position of such Lender in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to LIBOR; or

	    (b) at any time, by reason of (i) any change after the date of the Loan Agreement in any applicable law or governmental rule, regulation or order (or any interpretation thereof by any government authority or otherwise (provided that, in the case of an interpretation not by a governmental authority, such interpretation shall be made in good faith and shall have a reasonable basis) and including the introduction of any new law or governmental rule, regulation or order), to the extent not provided for in clause (c) below, or (ii) in the case of LIBOR Loans, other circumstances affecting such Lender or the interbank market or the position of such Lender in such market, LIBOR shall not represent the effective pricing to such Lender for funding or maintaining the affected LIBOR Loan; or

	    (c) at any time, by reason of the requirements of Regulation D or other official reserve requirements, LIBOR shall not represent the effective pricing to such Lender for funding or maintaining the affected LIBOR Loan; or

	    (d) at any time, the making or continuance of any LIBOR loan has become unlawful or compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order, or would cause severe hardship to such Lender as a result of a contingency occurring after the date hereof which materially and adversely affects the interbank market; then, and in any such event, such Lender shall on such date of determination give notice (by telephone confirmed in writing) to the Agent and the Borrower of such determination. Thereafter, in the case of clause (a), (b) or
(c) above, (and without affecting Borrower's obligations to pay interest on the Loans at the rates set forth in Section 1.6 hereof) Borrower shall pay to the Agent for payment to such Lender, upon written demand therefor, such additional amounts deemed in good faith by such Lender to be material (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Agent or such Lender in its discretion shall determine) as shall be required to cause such Lender to receive interest with respect to its affected LIBOR Loan at a rate per annum equal to the sum of (i) the applicable rate per annum determined in accordance with Section 1.6, hereinabove, plus (ii) the effective pricing to such Lender to make or maintain such LIBOR Loan, and in the case of clause (d), Borrower shall within five (5) Business Days prepay all LIBOR Loans so affected, together with all accrued interest thereon but without penalty for any costs, net losses or overhead pursuant to Section 2.6, subject to the provisions of Section 2.5 hereinbelow. A certificate as to additional amounts owed to any Lender, shown in reasonable detail the basis for the calculation thereof, submitted to Borrower and the Agent by the Lender shall, absent manifest error, be final, conclusive and binding upon all of the parties hereto.

     2.5 Borrower's Right to Convert Loans. At any time that any of its Borrowings are affected by the circumstances described in
Section 2.4 Borrower may (a) if a LIBOR Loan has been requested but not implemented, cancel such Loan or conversion by giving the Agent notice thereof by telephone (confirmed in writing) pursuant to Section 2.4 or (b) if the affected LIBOR Loan is then outstanding, upon at least three (3) Business Days' written notice to the Agent, require the Lenders to convert such LIBOR Loan into a Base Rate Loan.

	2.6 Funding Loss Indemnification. If the Borrower shall (a) pay or convert any LIBOR Loan on any day other than the last day of the applicable Interest Period (whether on account of a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise); or (b) fail to borrow any LIBOR Loan after giving due notice thereof to the Agent pursuant to Section 1.4, or (c) fail to convert any Base Rate Loan into a LIBOR Loan after giving due notice thereof to the Agent pursuant to Section 1.5, the Borrower shall reimburse the Lenders and hold the Lenders harmless for all costs, net losses or administrative overhead incurred as a result of such repayment, prepayment or failure. The Lenders may use any reasonable method in calculating their loss under this Section, which calculation shall be binding and conclusive on the Borrower absent manifest error.

                 III. CONDITIONS PRECEDENT

     3.1 Documents Required. The Lenders shall have no several obligations to make disbursements of Loans pursuant to the provisions of the Loan Agreement, unless and until the Lenders (through the Agent) shall have received such executed originals or certified copies of each of the following instruments as the Lenders (through the Agent) may have reasonably requested, in each case in form and substance acceptable to the Lenders and their respective legal counsel:

          (a) The Loan Agreement, the Notes, the Mortgage, the Additional Security Mortgage, UCC Financing Statements describing the security interests created by the Mortgage and Additional Security Mortgage, and the Environmental Indemnity Agreement;

          (b)  The Agency Agreement;

	    (c) A certificate signed by the Borrower's corporate secretary, certifying to the Lenders and Agent: (1) as to the adoption of Resolutions of the Borrower's Board of Directors authorizing the execution, delivery and performance of the Loan Documents and all other documents to be delivered by the Borrower pursuant to the Loan Agreement; (2) as to the incumbency and signatures of the officers of the Borrower signing the Loan Documents, and each other document to be delivered by the Borrower pursuant to this Loan Agreement; and (3) that the Articles of Incorporation and By-Laws of the Borrower, true copies of which have been attached to such certification, have not been amended since the date of such delivery;

	     (d) A certificate of the Director of Commerce and Consumer Affairs of the State of Hawaii, evidencing the good standing of the Borrower in the State of Hawaii;

	     (e) A written opinion of independent counsel to the Borrower, addressed to the Lenders, stating that:

               (1)  The Borrower and the Subsidiaries are
corporations duly organized, validly existing and in good standing under the Laws of the State of Hawaii and are duly qualified and in good standing as foreign corporations in all jurisdictions wherein the nature of their businesses or the properties owned by them make such qualification necessary;

		   (2) The Borrower has the corporate power and authority to execute and deliver the Loan Documents, to borrow money hereunder, and to perform the Obligations;

		   (3) All corporate action required to be taken by the Borrower to enter into the transactions contemplated by the Loan Agreement has been duly taken, and all consents and approvals of all Persons, necessary to the validity of the Loan Documents, and each other document to be delivered by the Borrower hereunder have been duly obtained, and the Loan Documents and such other documents do not conflict with any provision of the Articles of Incorporation or By-Laws of the Borrower, or of any applicable Laws or any other agreement binding upon the Borrower or its property of which such counsel has knowledge and the Borrower's execution, delivery and performance of the Loan Documents do not require the consent or approval of any governmental body or regulatory authority;

		   (4) The Loan Documents and all other documents required to be delivered by the Borrower pursuant to the provisions of the Loan Agreement have been duly executed by, and each is a valid and binding obligation of, the Borrower, enforceable in accordance with its terms;

		   (5) Kapalua Land Company, Ltd. ("KLC") has the corporate power and authority to execute and deliver the Additional Security Mortgage, all corporate action required to be taken by KLC in respect of its execution and delivery of the Additional Security Mortgage has been duly taken, and the Additional Security Mortgage has been duly executed and delivered by KLC and is a valid and binding obligation of KLC, enforceable in accordance with its terms; and

	     (f) Evidence that the Revolving and Term Loan Agreement dated as of December 27, 1990, as amended by instruments dated as of December 31, 1991 and March 31, 1992, among Bank of Hawaii, First Hawaiian Bank and Bank of America National Trust and Savings Association (successor-in-interest to Security Pacific National Bank), as Lenders, Bank of Hawaii, as Agent, and the Borrower, together with the Notes and Agency Agreement therein described, have been terminated, and that all Loans and all other indebtedness of the Borrower thereunder have been repaid or paid in full (or that arrangements, acceptable to the Lenders and Agent thereunder, the Lenders and Agent hereunder, and the Borrower, have been made for the repayment of said Loans and the payment of all such other indebtedness from the proceeds of the initial Loans under this Loan Agreement); and

	     (g) Evidence that the Mortgage and Additional Security Mortgage have been recorded in the Bureau of Conveyances of the State of Hawaii (and, if appropriate, filed in the office of the Assistant Registrar of the Land Court of Hawaii), that the related UCC Financing Statements have been filed in said Bureau, and that the Lenders hold a first mortgage lien on and first security interest in all properties described in and purported to be encumbered by the Mortgage and Additional Security Mortgage, subject to no liens or encumbrances other than those noted in (or authorized by) the Mortgage.

     In addition to the foregoing conditions precedent, the following conditions shall have been satisfied:

          (h) At the time of the initial disbursement of Loan proceeds under the Loan Agreement and of each subsequent disbursement of Loan proceeds under the Loan Agreement:

               (1) No Event of Default under the Loan Agreement shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time, or both, would become such an Event of Default;

		   (2) The Agent shall have received a request for such disbursement pursuant to Section 1.4 of the Loan Agreement;

		   (3) The representations and warranties contained in Article IV of the Loan Agreement shall be true on and as of the date of such disbursement with the same force and effect as if made on and as of such date;

		   (4) The Lenders shall have remitted to the Agent the Lenders, respective pro rata shares of the disbursement then due; and

		   (5)  All legal matters incidental to such
disbursement shall be satisfactory to the Agent's counsel.

The parties hereto acknowledge that the foregoing conditions precedent set forth in this Section 3.1 have heretofore been satisfied with respect to the initial disbursement of Loan proceeds.

     3.2 Conditions Precedent to Effective Date of Amendment and Restatement. Notwithstanding anything herein to the contrary, the effectiveness of the amendment and restatement of the Original Loan Agreement in accordance with the terms of this Amendment and Restatement, is subject to the satisfaction of all of the following conditions, and on the date of the satisfaction of such conditions (the "Effective Date"), the Original Loan Agreement shall be deemed amended and restated as set forth herein:

          (a) Documents Required. The Agent shall have received, in each case in form and substance satisfactory to the Agent and the Lenders, such fully executed originals or certified copies as the Agent and the Lenders may have requested of each of the following, in each case as amended through the Effective Date:

               (1) Loan Documents. This Amendment and Restatement and the Notes, each executed by the Borrower and completed in conformity with the provisions of this Amendment and Restatement, the Confirmations of Mortgage and the Agency Agreement;

		   (2) Consents and Authority. Evidence that the Borrower has obtained all necessary and appropriate authority, approvals and consents to execute, deliver and perform the terms of (i) this Amendment and Restatement, the Notes, and the Confirmations of Mortgage (collectively called the "Amending Documents") and (ii) the Loan Documents, as amended and restated by the Amending Documents, including, without limitation, certified resolutions of the Borrower as to such authority;

		   (3) Opinion of Counsel. A written opinion of independent counsel to the Borrower, addressed to the Lenders, stating that:

                    (i) The Borrower, Kapalua Land Company, Ltd. ("KLC") and Maui Pineapple Company, Ltd. are corporations duly organized, validly existing and in good standing under the Laws of the State of Hawaii and are duly qualified and in good standing as foreign corporations in all jurisdictions wherein the nature of their businesses or the properties owned by them make such qualification necessary;

			  (ii) The Borrower has the corporate power and
authority to execute and deliver the Loan Documents, to borrow money hereunder, and to perform the Obligations;

			  (iii)     All corporate action required to be
taken by the Borrower to enter into the transactions contemplated by the Loan Agreement has been duly taken, and all consents and approvals of all Persons, necessary to the validity of the Loan Documents, and each other document to be delivered by the Borrower hereunder have been duly obtained, and the Loan Documents and such other documents do not conflict with any provision of the Articles of Incorporation or By-Laws of the Borrower, or of any applicable
Laws or any other agreement binding upon the Borrower or its property of which such counsel has knowledge and the Borrower's execution, delivery and performance of the Loan Documents do not require the consent or approval of any governmental body or regulatory authority;

			  (iv) The Loan Documents and all other documents
required to be delivered by the Borrower pursuant to the provisions of the Loan Agreement have been duly executed by, and each is a valid and binding obligation of, the Borrower, enforceable in accordance with its terms;

			  (v)  KLC has the corporate power and authority
to execute and deliver the Additional Security Mortgage and the Confirmation of Mortgage to which KLC is a party, all corporate action required to be taken by KLC in respect of its execution and delivery of the Additional Security Mortgage has been duly taken and such Confirmation of Mortgage, and the Additional
Security Mortgage and such Confirmation of Mortgage have been duly executed and delivered by KLC and is a valid and binding obligation of KLC, enforceable in accordance with their terms; and

               (4) Title Insurance. An ALTA Form Lender's Title Insurance Policy for not less than $25,000,000.00, assuring to the Lenders the  validity  and agreed-upon priority of the Mortgage
and the Additional Security Mortgage may require.   Such Title
Insurance Policy may be subject to an exception for survey matters.

          (b)  Certain other Events.  On the Effective Date:

               (1) No event shall have occurred and be continuing that (i) constitutes an Event of Default, or (ii) with the giving of notice or passage of time, or both, would constitute such an Event of Default (a "Default").

		   (2) The representations and warranties contained in Article IV of the Loan Agreement shall be true on and as of the Effective Date with the same force and effect as if made on the Effective Date, other than as previously disclosed to the Agent with respect to the representations and warranties set forth in Sections 4.6 and 4.9 hereof.

		   (3) No material adverse change shall have occurred in the financial condition of the Borrower since the date of the most recent of the Borrower's Financial Statements submitted to the Agent.

		   (4) All legal matters incidental to the closing shall be satisfactory to legal counsel for the Agent and each Lender.

          (c) Interest and Other Charges. On the Effective Date, the Borrower shall have paid to the Agent (1) the fees referred to in Sections 1.9(b) and 1.9(c) hereof, and (2) all sums of accrued interest and other fees and charges then outstanding under the Loan Documents.

	    (d) Village Course Facility. The Village Course Facility (as defined in the Second Restatement) shall be paid in full. On the Effective Date, subject to the satisfaction of the foregoing conditions, the Original Loan Agreement shall be deemed amended and restated in accordance with the provisions of this Amendment and Restatement, with the force and effect below in
Article X.

     3.3 Conditions to Term Loans. The obligation of the Lenders to make their respective Term Loans to the Borrower on the Expiry
Date shall be subject to the satisfaction of the following conditions precedent:

          (a)  Defaults and Events of Default.  No Default or
Event of Default under the Loan Agreement shall have occurred and be continuing;

	    (b) Representations and Warranties. The representations and warranties contained in Article IV of the Loan Agreement shall be true on and as of the Expiry Date with the same force and effect as if made on the Expiry Date;

	    (c) Certificate. The Borrower shall have delivered to the Agent and the Lenders a certificate dated the Expiry Date, signed by the President or an Executive Vice President of the Borrower, certifying to the Agent and the Lenders that:

               (1) The representations and warranties contained in Article IV of the Loan Agreement are true on and as of such date; and

		   (2) No Event of Default under the Loan Agreement, and no event which, with the giving of notice or passage of time, or both, would become an Event of Default, has occurred on and as of such date;

          (d) Illegality. The making of the Term Loans shall not have been rendered illegal by any of the Laws applicable thereto.

     If such conditions shall not have been satisfied on Expiry
Date, all outstanding principal together with accrued and theretofore unpaid interest on the Revolving Loans and all other amounts due to the Lenders under the Loan Documents shall be paid in full on the Expiry Date.

               IV.  Representations and Warranties

     To induce the Lenders to enter into this Amendment and Restatement, the Borrower represents and warrants to the Lenders as follows, which representations and warranties shall survive the execution of this Amendment and Restatement and continue so long as the Borrower is indebted to the Bank under the Loan Documents, and until payment in full of the Credit Facility and Loans.

     4.1 Organization. The Borrower and the Subsidiaries are corporations duly organized, validly existing and in good standing under the Laws of the State of Hawaii; the Borrower and the Subsidiaries have the lawful corporate power and adequate authority, rights and franchises to own or lease their respective properties and to engage in the businesses they each conduct, and each is duly qualified and in good standing as a foreign corporation in each jurisdiction, if any, wherein the nature of the business transacted by it or property owned by it makes such qualification necessary.

     4.2  No Breach.  The execution and performance of the Loan
Documents will not immediately, or with the passage of time or the giving of notice, or both:

          (a) Violate the Articles of Incorporation or By-Laws of the Borrower, or violate any Laws or breach or result in a default under any contract, agreement, or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or its property is bound, or require the consent or approval of any governmental office or official; or

	    (b) Result in the creation (or an obligation to create) or imposition of any security interest in, or lien or encumbrance on, any of the assets of the Borrower or any Subsidiary, other than the liens or security interests intended to be created by the Mortgage and by the Additional Security Mortgage.

     4.3 Authorization. The Borrower has the corporate power and authority to execute and deliver the Loan Document and to incur and perform the obligations, and has taken all corporate action necessary to authorize the execution, delivery, and performance of the Loan Documents.

     4.4 Regulatory Approval. The Borrower's execution, delivery and performance of the Loan Documents do not require the consent or approval of any governmental body or other regulatory authority.

     4.5 Enforceability. The Loan Agreement is, and the remainder of the Loan Documents when executed and delivered will be, the legal, valid and binding obligations of the Borrower, and enforceable in accordance with their respective terms.

     4.6 Financial Statements. All Financial Statements heretofore furnished by the Borrower to the Lenders, including any schedules and notes pertaining thereto, were prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and fully and fairly presented the financial condition of the Borrower and its Subsidiaries at the dates thereof and the results of operations for the periods covered thereby, and as of the date of this Amendment and Restatement there have been no material adverse changes in the consolidated financial condition or business of the Borrower and its Subsidiaries from the date of the most recent Financial Statements furnished to the Lenders, except as disclosed by Borrower to Agent in writing.

     4.7 Taxes. Except as otherwise permitted by the Loan Agreement, the Borrower and its Subsidiaries have filed all federal, state and local tax returns and other reports they were required by Laws to have filed prior to the date of this Amendment and Restatement and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that were due and payable prior to the date of this Amendment and Restatement, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; and the Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on its books.

     4.8 Compliance with Law. Except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower or any Subsidiary or have a materially adverse effect on the financial condition of the Borrower or any Subsidiary, the Borrower and its Subsidiaries have complied with all applicable Laws in respect of: (1) restrictions, specifications, or other requirements pertaining to products that the Borrower or any Subsidiary grows, manufactures or sells or to the services each performs; (2) the conduct of their respective businesses; and (3) the use, maintenance, and operation of the real and personal properties owned or leased by them in the conduct of their respective businesses.

     4.9 Hazardous Materials. There are no chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes (collectively, "hazardous materials") at any premises owned, leased, operated, controlled or used by the Borrower or any of the Subsidiaries where such could reasonably be expected to have a materially adverse effect on the operations or financial condition of the Borrower and the Subsidiaries or the Borrower's ability to repay the Loans, and the Borrower and the Subsidiaries do not manufacture, process, distribute, use, treat, store, dispose of, transport or handle hazardous materials in such a manner as to create expectations of such a materially adverse effect on the operations or financial condition of the Borrower and the Subsidiaries or the Borrower's ability to repay the Loans.

     4.10 Subsidiaries. The Borrower has no Subsidiaries other than those listed in Exhibit C, attached hereto.

     4.11 Litigation. No litigation or other proceeding is pending or threatened against the Borrower or any of its Subsidiaries or any of their respective properties which if determined adversely to the Borrower or any such Subsidiary, would have a materially adverse effect on the Collateral or on the consolidated financial condition or business prospects of the Borrower and its Subsidiaries, except as disclosed by Borrower to Agent in writing.

     4.12 Margin Stock.  Neither the execution of the Loan
Agreement nor the Borrower's use of proceeds of the Loans will constitute a violation of any of Regulations G, T and U of the Board of Governors of the Federal Reserve System or any interpretations thereof or rulings thereunder.

     4.13 Ownership of Assets. The Borrower and its Subsidiaries have good and marketable title to all of their respective assets, subject only to such exceptions or encumbrances as do not materially adversely affect either the consolidated financial conditions of the Borrower and its Subsidiaries as currently reflected in the Financial Statements or the conduct of the businesses of the Borrower and its Subsidiaries.

     4.14 ERISA. All Defined Benefit Pension Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of the Borrower and each Subsidiary meet the minimum funding standards of ERISA, and no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred in respect of any such Plan.

     4.15 Statements and Omissions. No representation or warranty by the Borrower contained in the Loan Agreement or in any certificate or other document furnished by the Borrower pursuant to the Loan Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

     4.16 Other Federal Regulations. Neither the Borrower nor any Subsidiary is subject to provisions of the Investment Company Act of 1940, provisions of the Public Utility Holding Company Act of 1935, provisions of the Interstate Commerce Act or provisions of any other statute or regulation which restrict the execution or performance of this Loan Agreement or the Notes by the Borrower.

                   V.   Affirmative Covenants

     For so long as the Commitment or any of the Obligations remains outstanding, the Borrower will, unless otherwise permitted by the Bank in writing:

     5.1 Payments. Punctually pay when due all sums which may be due under the Loan Documents.

     5.2 Accounting Records. Maintain accounting records and books for Borrower and the Subsidiaries, in accordance with GAAP, provide the Agent with access to such books and accounting records at the Agent's request during the Borrower's normal business hours and furnish to the Lenders (through the Agent) any information regarding the business affairs and financial condition of Borrower and the Subsidiaries within a reasonable time after written request therefor.

     5.3 Financial Reporting. Furnish the Lenders, through the Agent, with financial reports, in reasonable detail and form approved by the Agent, as follows:

          (a)  Within 60 days after the close of each
quarterly accounting period in each fiscal year: (i) a consolidated statement of Net Worth and a consolidated statement of cash flow of the Borrower and the Subsidiaries for such quarterly period; (ii) a consolidated income statement of the Borrower and the Subsidiaries for such quarterly period;
(iii) a consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such quarterly period; (iv) summary schedules of income and cash flow for the Borrower's resort division and pineapple division, Napili Plaza and Kaahumanu Center, subject to year-end audit adjustments and certified by the Borrower's President or chief financial officer to have been prepared in accordance with GAAP by the Borrower and Subsidiaries, except for any inconsistencies explained in such certificate; and (v) a written summary of all projects approved by the Borrower or any of its Subsidiaries during such quarterly period which are reasonably expected to involve Capital Expenditures exceeding $1,000,000.00;

   	    (b) Within 90 days after the close of each fiscal year: (i) a consolidated statement of Net Worth and a consolidated statement of cash flow of the Borrower and the Subsidiaries for such fiscal year; (ii) a consolidated income statement of the Borrower and the Subsidiaries for such fiscal year; (iii) a consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such fiscal year (all of the aforementioned financialstatements to be audited and certified to without qualification by independent certified public accountants selected by the Borrower); (iv) summary schedules of income and cash flow for the Borrower's resort division and pineapple division, Napili Plaza and Kaahumanu Center; and (v) detailed statements of Capital Expenditures and Investments made or incurred in such fiscal year, all of the foregoing including all supporting schedules and comments;

	    (c) By November 15 of each year, (i) copies of the Borrower's three-to-five year summary forecast of income and cash flow for the Borrower's resort division and pineapple division, Napili Plaza and Kaahumanu Center, and (ii) a
Capital Expenditure and Investment forecast for each such division;

	    (d) Promptly after the sending or making available or filing of the same, copies of all reports, proxy statements and financial statements that the Borrower sends or makes available to its stockholders and all registration statements and reports that the Borrower files with the Securities and Exchange Commission or any successor Person;

	    (e) Within 60 days following the close of each quarterly period, statements of KCA's net worth at the end of such period and cash flow for such period, KCA's income statement for such period, and KCA's balance sheet as of the end of such period, in reasonable detail, certified to by KCA's chief financial officer;

	    (f) The financial statements required pursuant to clauses (a) and (b) shall be accompanied by a compliance certificate from Borrower's chief financial officer, in the form attached as Schedule 5.3 certifying (i) the financial ratios and other requirements referred to in Section 5.10,
(ii) the representations and warranties set forth in Article IV as being true and correct on and as of such date, and (iii) that no Event of Default has occurred or is continuing; and

	    (g) From time to time such other information as the Bank may reasonably request.

     5.4 Existence. Preserve and maintain the legal existence of Borrower and the subsidiaries, and timely file all necessary and appropriate documents and exhibits and pay all appropriate fees and charges in connection therewith; provided, however, that the Borrower shall have the right to dissolve or liquidate such of its Subsidiaries as its management may determine to dissolve or liquidate in the exercise of sound business judgment.

     5.5 Observance of Laws. Conduct the business activities of Borrower and the Subsidiaries in an orderly, efficient and regular manner and in compliance with all requirements of all applicable state, federal and local laws, rules and regulations.

     5.6 Insurance. Maintain, or cause to be maintained, commercial general liability insurance and commercial property insurance on all assets owned or leased by Borrower, all in such form and amounts as are consistent with industry practices. The Borrower and its Subsidiaries may procure any such insurance from any insurance company or companies authorized to do business in Hawaii.

     5.7 Facilities. Keep all of the Borrower's and the Subsidiaries' property and business premises in a good state of repair and condition, make all necessary repairs, renewals and replacements thereto from time to time so that such property and business premises shall be fully and efficiently preserved and maintained, keep such property and business premises free and clear of all liens, charges or encumbrances except those consented to by the Agent in writing and permit the Lender's authorized representatives to make reasonable inspections of the Borrower's and the Subsidiaries' property and business premises.

     5.8 Taxes and Other Liabilities. Pay or cause to be paid when due, all taxes, assessments and charges or levies imposed upon Borrower or the Subsidiaries or on any of their property or which any of them is required to withhold and pay over, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on their books, and the Borrower will pay all governmental charges or taxes (except income, franchise or similar taxes) at any time payable or ruled to be payable in respect of the existence, execution or delivery of the Loan Agreement and the Notes by reason of any existing or hereafter enacted federal or state statute.

     5.9 Notice to the Bank. Promptly give notice to the Agent, in reasonable detail, of (a) the occurrence of any Event of Default or of any fact, condition or event that only with the giving of notice or passage of time, or both, could become such an Event of Default, (b) any change in the name or organizational structure of the Borrower, (c) any uninsured loss through fire, theft, liability or property damage exceeding $500,000.00, (d) any pending or threatened litigation affecting the Borrower or any of the Collateral involving an amount exceeding
$1,000,000.00, (e) any event which could have a material adverse effect on the ability of the Borrower to continue its business operations in the ordinary course, (f) any change in the Borrower's principal place of business, and (g) the occurrence of any event in respect of which a report on Form 8-K should be filed by the Borrower with the Securities and Exchange Commission.

     5.10 Financial Condition. Maintain the Borrower's financial condition according to the following standards, in each such case determined in accordance with GAAP: The Borrower will maintain as of the end of each fiscal quarter and will provide evidence of the same pursuant to Section 5.3 hereof:

          (a)  Debt Service Coverage Ratio of not less than 1.20;

	    (b) A Recourse Debt to Net Worth ratio of not more than 1.10; and

	    (c) A Net Worth of not less than $60,100,000.00, plus 50% of cumulative Net Profits (but not the net losses) after December 31, 1998.

     5.11 ERISA. Fund or cause to be funded all Defined Benefit Pension Plans of Borrower and the Subsidiaries in accordance with no less than the minimum funding standards of ERISA; and (ii) promptly advise the Agent of the occurrence of any Reportable Event or Prohibited Transaction in respect of any such Plan.

                     VI.  Negative Covenants

     For so long as the Commitment or any Obligation remains outstanding, the Borrower will not, without the prior written consent of the Lenders, and will not, without the prior written consent of the Lenders, cause or suffer any Subsidiary to:

     6.1 Use of Funds. Use any of the proceeds of the Loans for any purpose except as set forth in Section 1.2 of this Agreement.

     6.2 Merger or Consolidation; Business. Enter into any merger, consolidation, reorganization or recapitalization, or reclassify its capital stock, or substantially change the nature of its business as now conducted, except that (1) any wholly-owned Subsidiary may merge with any other Subsidiary provided said wholly-owned Subsidiary is the surviving entity, (2) any Subsidiary may merge with the Borrower provided the Borrower is the surviving entity, and (3) the Borrower and any wholly-owned Subsidiary may make loans to, and contributions to the capital of, and receive loans and dividends from, wholly-owned Subsidiaries.

     6.3 Sale of Assets. Sell, transfer, lease or otherwise dispose of all or (except in the ordinary course of business as now conducted) any material part of its assets.

     6.4 Distributions. Declare or pay any dividends, or make any other payment or distribution on account of its capital stock, except that, subject to the satisfaction in full of the condition precedent that the Agent and Lenders shall have received, prior to any declaration or payment of cash dividends, the Borrower's audited annual financial statements for the fiscal year, the Borrower may declare and pay cash dividends for and in respect of any fiscal year of the Borrower, in an amount not to exceed 30% of its Net Profits for such fiscal year.

     6.5 Capital Expenditures. Make any Capital Expenditure in excess (on a consolidated basis) of: $14,500,000 in fiscal year
2001; and $12,000,000 in each fiscal year thereafter.

     6.6 Stock. Redeem, purchase or retire any of its capital stock, except that the Borrower may redeem, purchase or retire shares of its capital stock with funds which could have been, but were not, used for the payment of cash dividends pursuant to the provisions of Section 6.3 of the Loan Agreement (subject to the limitations therein set forth).

     6.7 Margin Stock. Directly or indirectly apply any part of the proceeds of any of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

     6.8 Other Indebtedness. Incur, agree to incur, assume, or in any manner become liable in respect of any Indebtedness for Borrowed Money (recourse or nonrecourse) which shall cause their Total Debt (including indebtedness evidenced by the Notes and the Loan Agreement) to exceed $62,000,000.00. For the purposes of this Section 6.8, any KCA debt which is nonrecourse to the Borrower, including that portion subject to Borrower's Limited Payment Guaranty, shall not be deemed to constitute indebtedness of the Borrower or any Subsidiary. As used herein, "Borrower's Limited Payment Guaranty" means any guaranty of the Borrower guarantying payment of indebtedness of KCA relating to the Kaahumanu Shopping Center.

     6.9 Encumbrances. Hypothecate, pledge, mortgage, grant a security interest in or otherwise encumber (or permit to be encumbered) any of its assets now owned or hereafter acquired, otherwise than in the ordinary course of the business of the Borrower or such Subsidiary (for purposes of this Section 6.9, encumbrances incurred or created in the ordinary course of business shall be deemed to include (a) liens for taxes and governmental (or quasi-governmental) assessments or similar charges that are not yet due and payable, (b) pledges or deposits to secure payment of workers' compensation or to participate in any fund established under workers' compensation, unemployment insurance, pensions or similar social security programs, (c) liens of mechanics, materialmen, warehousemen, carriers or other similar liens that are not yet due and payable, (d) good faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, statutory obligations, or surety, appeal, indemnity, performance or similar bonds required in the ordinary course of business, not exceeding at any one time outstanding $1,000,000 for all such pledges or deposits in the aggregate for the Borrower and its Subsidiaries, (e) retained liens or security instruments of equipment lessors on equipment leased under equipment leases permitted by the Loan Agreement, and
(f) retained liens or security interests of equipment vendors or equipment financing lenders with respect to equipment purchased on time by the Borrower or its Subsidiaries.

            VII.      The Bank's Rights Upon Default

     7.1 Events of Default. Each of the following events is an "Event of Default" under this Agreement:

          (a) The Borrower shall fail to pay when due any principal or interest or fee or other charge payable under the Loan Agreement or any of the Notes and such failure shall continue for a period of five (5) Business Days.

	    (b) The Borrower or any Subsidiary shall fail to observe or perform any other obligation to be observed or performed by it under the Loan Agreement, any of the Notes or other Loan Documents, and such failure shall continue for 30 days after: (1) notice of such failure from the Agent; or (2) the Agent is notified of such failure or should have been so notified pursuant to the provisions of Section 5.9 of the Loan Agreement, whichever is earlier.

	    (c) Any financial statement, other statement, representation, warranty or certificate made or furnished by the Borrower or any Subsidiary to any of the Lenders or the Agent in connection with the Loan Agreement, or as an inducement to the Lenders or the Agent to enter into the Loan Agreement, or in any separate statement or document delivered pursuant to the provisions of the Loan Agreement, shall be materially false, incorrect, or incomplete when made or delivered.

	    (d) The Borrower or any Subsidiary shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of any of its creditors.

	    (e) A decree or order for relief shall be entered by a court having jurisdiction in respect of the Borrower or any Subsidiary in an involuntary case under the federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law, or a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) shall be appointed for the Borrower or any Subsidiary or for any substantial part of its property, and any such decree or order shall continue unstayed and in effect for a period of 60 consecutive days.

	    (f) The Borrower or any Subsidiary shall commence a voluntary case under the federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law, or the Borrower or any Subsidiary shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Subsidiary or any substantial part of its property.

	    (g) The Borrower or any Subsidiary (i) shall have failed to pay at its stated due date any Indebtedness for Borrowed Money in excess of $1,000,000 in the aggregate (other than indebtedness evidenced by the Notes) and such failure shall have continued beyond any applicable grace period, or
(ii) shall have failed to observe or perform any term, covenant or provision contained in any agreement or instrument (other than the Loan Agreement or the Notes) by which it is bound, evidencing or securing or otherwise relating to any Indebtedness for Borrowed Money in excess of $1,000,000 in the aggregate, and the effect thereof shall have been the acceleration of the maturity of said indebtedness by the holder or holders thereof or of any obligations issued in respect thereof or by a trustee or trustees acting on behalf of such holder or holders.

	    (h) A final judgment which alone or with other outstanding final judgments against the Borrower or any Subsidiary exceeds $3,000,000 in the aggregate and (i) such judgment shall not be discharged or fully bonded against within 60 days, or (ii) within 60 days after entry of such judgment, execution shall not be stayed pending appeal, or (iii) such judgment shall not be discharged within 60 days after expiration of any such stay.

	    (i) Borrower or any Subsidiary fails to pay when due any amount relating to any plan governed by ERISA.

     7.2 The Bank's Rights. If an Event of Default shall occur, the Bank shall have, in addition to any and all other rights and remedies, legal or equitable, available to the Bank under any and all of the Loan Documents or at law, the following additional rights and remedies:

          (a) The absolute right to deny to the Borrower any further Loan or extension of credit (the Lender's obligation to extend and further credit to the Borrower shall immediately terminate);

	    (b) The right, at the option of the Lender, to declare, without notice, the entire principal amount and accrued interest for any Loan or extension of credit outstanding under this Agreement, plus any fees and charges reasonably incurred by the Agent, and/or the Lender, under any of the Loan Documents, immediately due and payable;

	    (c) The right, at the option of the Lender, to charge interest on any principal amount outstanding under this Agreement at the rate one and one-half (1.5%) percentage points above the otherwise applicable interest rate;

	    (d) The right to the ex parte appointment without bond of a receiver, without regard to the value of any Collateral or solvency of any party liable for payment, observance or performance of the Obligations and regardless of whether the Bank has an adequate remedy a law; and

	    (e) The Agent and the Lenders may exercise any and all other rights and remedies, legal or equitable, available to the Agent and/or the Lenders under the Notes and under any and all of the other Loan Documents or at law or in equity.

                     VIII.     Miscellaneous

     8.1 Further Assurance. From time to time within five Business Days after the Bank's demand, the Borrower will execute and deliver such additional documents and provide such additional information as may be reasonably requested by the Bank to carry out the intent of this Agreement.

     8.2 Appraisals. The Lenders reserve the right to obtain at the Borrower's expense (and the Borrower agrees to pay all reasonable costs of) appraisals of the Mortgaged Properties, from any licensed or certified appraiser designated by the Lenders, from time to time, whenever such appraisals may be (a) required by any law, rule or regulation applicable to the conduct of any Lender's business, (b) requested or directed by any governmental authority charged with the administration of such law, rule or regulation or any Lender's compliance therewith, whether or not such request or direction has the force of law, or (c) when reasonably deemed appropriate by the Lenders in their sole discretion (reappraisals referred to in this clause (c) shall not be required more frequently than annually).

     8.3 Enforcement and Waiver by the Bank. The Lenders, or the Agent on behalf of the Lenders, shall have the right at all times to enforce the provisions of the Loan Documents, as they may be amended from time to time, in strict accordance with their respective terms, notwithstanding any conduct or custom on the part of any of the Lenders or the Agent in refraining from so doing at any time or times. The failure of the Lenders or the Agent at any time or times to enforce their rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Loan Documents or as having in any way or manner modified or waived the same. No single or partial exercise of any right by any Lender or the Agent shall preclude the further or other exercise thereof. All rights and remedies of the Lenders and Agent are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

     8.4 Expenses of the Lender and Agent. The Borrower will, on demand, reimburse to the Agent all reasonable expenses, including the reasonable fees and expenses of legal counsel for the Agent, incurred by the Agent (whether as Agent or Lender) in connection with the negotiation, preparation, administration, amendment, modification, waiver, and/or enforcement of the Loan Documents and the collection or attempted collection of the indebtedness evidenced by the Loan Documents, or any of them including but not limited to bankruptcy or reorganization proceedings. The Borrower will, on demand, reimburse to the Lenders all reasonable expenses, including the reasonable fees and expenses of legal counsel for the Lenders, incurred by any of the Lenders in connection with the enforcement of the Loan Documents and the collection or attempted collection of the indebtedness evidenced by the Loan Documents, or any of them including but not limited to bankruptcy or reorganization proceedings.

     8.5  Notices.

     Any notices or consents required or permitted by this Loan Agreement or the other Loan Documents shall be in writing and may be delivered in person or sent by United States mail or by telecopy and shall be deemed delivered when delivered in person or when deposited in the United States mail, certified, postage pre-paid, return receipt requested, or when sent during normal business hours at the place of receipt and the receipt of which is confirmed in writing if by telecopy, to the address of the parties as follows, unless such address is changed by written notice hereunder:

     (A)  If to the Borrower:

          MAUI LAND & PINEAPPLE COMPANY, INC.
          ATTN:  Mr. Paul J. Meyer
                 Executive Vice President/Finance
          120 Kane Street
          Kahului, Hawaii 96732-2232
          PHONE:  (808) 877-3871
          FAX:  (808) 871-0953


     (B)  If to the Lenders, in care of the Agent:

          BANK OF HAWAII
          ATTN:  Mr. James Polk, Vice President
          Corporate Banking Division
          130 Merchant Street, 20th Floor
          Honolulu, Hawaii 96813
          PHONE:  (808) 537-8684
          FAX:  (808) 537-8301

     8.6 Waiver and Release by the Borrower. To the maximum extent permitted by applicable law, the Borrower (and each of them, if more than one):

          (a) Waives notice and opportunity to be heard, after acceleration of the indebtedness evidenced by the Loan Documents, before exercise by the Bank of the remedy of setoff or of any other remedy or procedure permitted by any applicable law or by any prior agreement with the Borrower, and, except where specifically required by this Agreement or by any applicable law, notice of any other action taken by the Bank;

	    (b) Waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, or enforcement of this Agreement, and consents to any extension of time (and even multiple extensions of time for longer than the original term), renewals, releases of any person or organization liable for the payment of the Obligations under this Agreement, and waivers or modifications or other indulgences that may be granted or consented to by the Bank in respect of the Loans and other extensions of credit evidenced by this Agreement; and

	    (c) Releases the Bank and its officers, agents, and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct.

     8.7 Disclosure of Information. The Borrower consents to the Agent's or any Lender's disclosure to the other Lenders or the Agent of any information held by the disclosing entity from time to time, financial or otherwise, pertaining in any way to the creditworthiness or other condition of the Borrower or any Subsidiary. The Agent and Lenders agree that they shall maintain confidentiality with regard to nonpublic information concerning the Borrower and Subsidiaries obtained from the Borrower, provided that the Agent and Lenders shall not be precluded from making disclosure regarding such information: (a) on a confidential basis, to their own respective counsel, accountants and other professional advisors, (b) in response to a subpoena or order of a court of governmental agency, (c) on a confidential basis, to any entity participating or considering participating in any credit made under this Loan Agreement, (d) on a confidential basis to any guarantor or subordinated lender with respect to this Loan Agreement or (e) as required by law or applicable regulation.

     8.8 Applicable Law. The substantive laws of the State of Hawaii shall govern the construction of this Agreement and the Notes and the rights and remedies of the parties hereto and thereto.

     8.9 Binding Effect. This Agreement shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, and shall be binding on the parties hereto and their respective heirs, personal representatives, successors and assigns.

     8.10 Merger. This Agreement and the remainder of the Loan Documents constitute the full and complete agreement between the Bank and the Borrower with respect to the Term Loan and Revolving Credit Facility, and all prior oral and written agreements, commitments, and undertakings shall be deemed to have been merged into the Loan Documents and such prior oral and written agreements, commitments, and undertakings shall have no further force or effect except to the extent expressly incorporated in the Loan Documents.

     8.11 Amendments; Consents. No amendment, modification, supplement, termination, or waiver or forbearance of any provision of this Loan Agreement or any of the other Loan
Documents, and no consent to any departure by the Borrower therefrom, may in any event be effective unless in writing signed

          (a) by a Majority in Interest of the Lenders and the Agent, or

	    (b) by all of the Lenders and the Agent, in the case of any action that has the effect of: increasing the Aggregate Commitment; changing (except in accordance with the provisions of the Loan Agreement) the Applicable Margin or fees payable to Lenders under the Loan Documents; altering the scheduled maturity or time of payment of principal, interest or fees payable under the Loan Documents; or modifying or releasing any collateral for the Loans, and then only in the specific instance and for the specific purpose given.

     8.12 Assignments.

          (a) The Borrower shall have no right to assign any of its rights or obligations under the Loan Documents without the prior written consent of the Lender.

	    (b) None of the Lenders shall assign any of its rights or obligations under the Loan Documents without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing provision to the contrary notwithstanding, (a) any of the Lenders may sell participations in Loans made or to be made by it, to any entity affiliated with such Lender, without Borrower's consent, so long as such Lender remains primarily obligated to the Borrower under this Loan Agreement and so long as the Borrower shall not be obligated in any manner to deal directly with the affiliated purchaser of such participation, and (b) any Lender may negotiate, pledge, transfer or assign the Notes held by it (or the receivable evidenced thereby) to a Federal Reserve Bank or to any other agency or instrumentality of the United States of America to support borrowings of Federal funds by such Lender.

	    (c) Subject to the foregoing restrictions, the Borrower consents to each Lender's negotiation, offer, and sale to third parties ("Participants") of the Credit Facility or participating interests in the Credit Facility, to any and all discussions and agreements heretofore or hereafter made between each Lender and any Participant or prospective Participant regarding the interest rate, fees, and other terms and provisions applicable to the Credit Facility, and to each Lender's disclosure to any Participant or prospective Participant, from time to time, of such financial and other information pertaining to the Borrower and the Credit Facility as any Lender and such Participant or prospective Participant may deem appropriate (whether public or non-public, confidential or non-confidential, and including information relating to any insurance required to be carried by the Borrower and any financial or other information bearing on the Borrower's creditworthiness and the value of any collateral). The Borrower acknowledges that the Lenders' disclosure of such information to any Participant or prospective Participant constitutes an ordinary and necessary part of the process of effectuating and servicing the Credit Facility.

     8.13 Severability. If any provision of any of the Loan Documents shall be held invalid under any applicable law, such invalidity shall not affect any other provision of the Loan Documents that can be given effect without the invalid provision, and, to this end, the provisions of the Loan Documents are severable.

     8.14 Release of Non-Golf Areas. In view of the fact that the portion of the property subject to the Mortgage and the Additional Security Mortgage, commonly known as the Bay Golf Course (or the Bay Course) and Village Golf Course (or the Village Course), has not been duly subdivided so as to constitute one or more duly subdivided lots, the land descriptions of the Bay Course and Village Course set forth or to be set forth in the Mortgage and Additional Security Mortgage (the "Mortgages"), include lands ("Excess Lands") in excess of the lands commonly known to comprise the Bay Course and Village Course. The Lenders agree that the Borrower shall have the right to subdivide the lands initially described in the Mortgages as comprising the Bay Course and Village Course, and to obtain releases of the Excess Lands from the liens of the Mortgages, upon the following terms and conditions: (a) the lot or lots to be released from the Mortgages, comprising the Excess Lands, as well as the lot or lots which are to remain subject to the Mortgages following the release of the Excess Lands, shall have been designated as specific lots approved by all governmental authorities having jurisdiction over the subdivision thereof; (b) the costs of subdivision and the costs of preparing the releases shall be borne by the Borrower; (c) the form and content of each release shall be acceptable to the Lenders; and (d) in connection with any such release, appropriate provisions shall have been made for access to and from, and utility and similar easements for, any lot or lots not to be released from the Mortgages. Within thirty days after the Lenders' declaration of an Event of Default and of their intention to foreclose the Mortgages, the Borrower shall commence, and thereafter diligently pursue to completion, any subdivision necessary to accomplish the purposes of this
Section 8.14, so as to enable the Lenders to foreclose the Mortgages against all the Collateral, while releasing to the Borrower the Excess Lands. In the event the Borrower shall not commence such subdivision within said thirty-day period, or thereafter diligently pursue the subdivision to completion, the Lenders shall be entitled at the Borrower's expense, and are hereby appointed as the duly-appointed attorneys-in-fact of the Borrower (with full power of substitution), to commence and/or complete said subdivision. Said power of attorney is coupled with an interest, and is irrevocable.

     8.15 The Bank's Right of Setoff; Security Interest in Accounts. Each Lender may set off obligations owed by the Lender to the Borrower (such as balances in checking and savings accounts) against the Obligations, without first resorting to other Collateral, if an Event of Default shall have occurred or shall have been declared or if any such obligations owed by the Lender to the Borrower shall be seized or levied upon under any legal process or under any claim of legal right. To secure the Obligations, the Borrower grants to the Agent or Lender a security interest in all checking, savings, and other deposit accounts now or hereafter maintained by the Borrower with the Agent or Lender.

     8.16 Time is of the Essence.   Time is of the essence under
and in respect of this Agreement.

     8.17 Joint and Several Liability. If more than one Borrower has signed this Agreement, all Borrowers shall be liable under this Agreement jointly, and each of them severally, for the payment, observance, and performance of all of the Obligations.

     8.18 Headings. The headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction of any provision.

     8.19 Survival of Certain Payment Obligations. The obligations of the Borrower to indemnify the Lenders against, and pay and reimburse to the Lenders, the costs and expenses referred to in
Section 8.4 of the Loan Agreement (a) shall survive the repayment of the Loans and termination of the Loan Agreement to the extent such losses, costs and expenses are specifically billed to the Borrower within 60 days after full repayment of the Loans and termination of this Agreement, and (b) shall not survive the repayment of the Loans and termination of the Loan Agreement to the extent of any such costs or expenses which are not specifically billed to the Borrower within 60 days after full repayment of the Loans and termination of the Loan Agreement.

     8.20 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which shall together constitute one and the same agreement.

     8.21 Dispute Resolution. Any controversy or claim arising out of or relating to the Loan Agreement or any of the other Loan Documents shall, at the request of either party, be decided by binding arbitration conducted in the State of Hawaii without a judge or jury, under the auspices of the Commercial Arbitration Rules of the American Arbitration Association in accordance with Chapter 658 of the Hawaii Revised Statutes and the applicable rules of the aforementioned organization. The arbitrator will apply any applicable statute of limitations and will determine any controversy concerning whether an issue is arbitrable. Judgment upon the arbitration award may be entered in any court having jurisdiction. The prevailing party will be entitled to recover its reasonable attorneys' fees and costs as determined by the arbitrator. This agreement to arbitrate shall not limit or restrict the right, if any, of any party to exercise before, during or following any arbitration proceeding, with respect to any claim or controversy, self-help remedies such as setoff, to foreclose a mortgage or lien or other security interest in any Collateral judicially or by power of sale, or to obtain provisional or ancillary remedies such as injunctive relief from a court having jurisdiction. Either party may seek those remedies without waiving its right to submit the controversy or claim in question to arbitration.

     8.22 Termination of Village Course Facility.  The Village
Course Facility (as defined in the Second Restatement) is hereby terminated.

     8.23 Consent to Assignment to PCA. Borrower consents to the assignment of interests in the Credit Facility and under the Loan
Document, including, without limitation, the Environmental
Indemnity, to PCA.

                        IX.  Definitions

     9.1 Additional Security Mortgage means the Additional Security Mortgage and Security Agreement dated March 1, 1993, made by
Kapalua Land Company, Ltd. and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 93-036900, as originally executed or thereafter modified.

     9.2 Agency Agreement means the Agency Agreement dated as of March 1, 1993, among Original Lenders and the Agent, authorizing the Agent to act as agent in respect of the Loans, as amended and restated by Amended and Second Restated Agency Agreement of even date herewith by and among Lenders and Agent, as the same may be further amended from time to time.

     9.3 Aggregate Loan Commitment shall have the meaning given in Section 1.1(a)

     9.4  Applicable Margin shall have the meaning given in Section
1.6(a).

     9.5 Base Rate means the primary index rate established from time to time by Bank of Hawaii in the ordinary course of its business and with due consideration of the money market, and published by intrabank memoranda for the guidance of its loan officers in pricing all of its loans which float with the Base Rate.

     9.6 Base Rate Loan means any Loan for which interest is calculated on the basis of the Base Rate.

     9.7 Business Day means any day on which the main branch of Bank of Hawaii, in Honolulu, Hawaii, is open for business and, with respect to any LIBOR Loan, a day on which the main branch of Bank of Hawaii, in Honolulu, Hawaii, and commercial banks in New York City are open for business.

     9.8 Capital Expenditures means all expenditures that, in accordance with GAAP, should be capitalized on the accounting records of the Borrower and its Subsidiaries.

     9.9  Collateral shall have the meaning given in Section 1.3

     9.10 Confirmations of Mortgage means the confirmation of the Mortgage of even date herewith by and between Borrower and Lenders and the confirmation of the Additional Security Mortgage of even date herewith by and between Kapalua Land Company, Ltd.
and Lenders.

     9.11 Conversion Date shall have the meaning provided in
Section 1.5.

     9.12 Debt Service means, for the applicable period, the sum of interest expense and scheduled principal payments made, exclusive of payments made in connection with the Village Course
Facility (as defined in the Second Restatement).

     9.13 Debt Service Coverage Ratio shall mean the ratio of Operating Cash Flow to Debt Service, in each case for the 12 months preceding the date of determination.

     9.14 Effective Date shall have the meaning assigned thereto in Section 3.2 hereof.

     9.15 Environmental Indemnification Agreement means the
Environmental Indemnification Agreement, dated March 1, 1993, made by the Borrower in favor of Original Lenders, as amended from time to time.

     9.16 Event of Default shall have the meaning given in Section
7.1.

     9.17 Expiry Date means December 31, 2003.

     9.18 Financial Statements means the consolidated balance sheets of the Borrower and its Subsidiaries and consolidated statements of income and retained earnings of the Borrower and its Subsidiaries and other financial statements (a) heretofore furnished to the Lenders, or any of them, and (b) to be furnished to the Lenders pursuant to the provisions of this Loan Agreement.

     9.19 GAAP shall have the meaning given in Section 4.6.

     9.20 Indebtedness for Borrowed Money means any indebtedness or obligation or liability to repay borrowed monies, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, without limitation, all such indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse.

     9.21 Individual Loan Commitment means:

          (a)  In respect of BOH, $9,000,000;

          (b)  In respect of FHB, $6,000,000;

	    (c)  In respect of CPB, $4,000,000; and

	    (d)  In respect of PCA, $6,000,000.

     9.22 Individual Loan Commitment Percentage means, in respect of BOH, 36.0000000%; in respect of FHB 24.0000000%; in respect of CPB 16.0000000%; and in respect of PCA 24.0000000%.

     9.23 Interest Period means the period commencing on the Business Day on which a LIBOR Loan is disbursed, rolled over or converted from another pricing option, and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Loan/Conversion in respect of LIBOR Loans; provided that if such ending date is not a Business Day, such ending date shall be deemed to be the next succeeding
Business Day unless such next succeeding Business Day falls in a new calendar month, in which case the ending date shall be the next preceding Business Day. No Interest Period for a Revolving Loan shall extend beyond the Expiry Date. No Interest Period for a Term Loan shall extend beyond the Maturity Date.

     9.24 Investments means all expenditures by the Borrower and its Subsidiaries, not reflected as Capital Expenditures in the Financial Statements, made for the purpose of acquiring, increasing or supplementing equity interests of any nature in partnerships, joint ventures, corporations, trusts, associations or other business entities, or in real property of any kind, and reflected as Investments in the Financial Statements.

     9.25 KCA means Kaahumanu Center Associates, a Hawaii limited partnership which is organized between the Borrower, as general partner, and the State of Hawaii Employee Retirement System, as limited partner, for the purpose of acquiring, expanding and operating the Kaahumanu Shopping Center complex.

     9.26 Laws means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

     9.27 Lenders is defined in the preamble of this Amendment and Restatement.

     9.28 LIBOR means the reserve-adjusted rate of interest per annum, rounded upward if necessary, to the nearest four decimal places, at which U.S. dollar deposits in immediately available funds are offered to major banks in the interbank market at 11:00 a.m. New York time three Business Days prior to the commencement of an Interest Period. The Bank shall establish LIBOR for each Interest Period based on offered rates as reported by reporting services generally used by the Bank. Rates are quoted based on both the Interest Period and the amount of Loan requested by the Borrower. Such rate shall incorporate the following adjustment for any reserve requirements relative to dollar deposits, placed on the Bank by any regulatory body:

                                       LIBOR (Unadjusted)
LIBOR (Reserve Adjusted) =    (100% - LIBOR Reserve Requirement)

     The Bank's determination of LIBOR shall be binding and conclusive upon the Borrower absent manifest error.

     9.29 LIBOR Loan means any Loan for which interest is calculated on the basis of LIBOR.

     9.30 LIBOR Reserve Requirement means the then maximum effective rate per annum (expressed as a percentage), as determined solely by the Bank, of reserve requirements imposed by any regulatory body (such as those pursuant to Regulation D of the Board of Governors of the Federal Reserve System) on eurocurrency liabilities of U.S. banks having a term to maturity equal to the applicable Interest Period; and as adjusted by the Bank for changes or scheduled changes in such percentage during the applicable Interest Period.

     9.31 Loan Agreement means the Original Loan Agreement, as amended aforesaid and by this Amendment and Restatement and any further amendments, modifications, extensions or renewals thereof.

     9.32 Loans means the Revolving Loans and the Term Loans.

     9.33 Loan Documents shall have the meaning given in Section
1.7.

     9.34 Maintenance Capital Expenditures shall mean Capital
Expenditures made to replace worn out or obsolete assets used by Borrower and the Subsidiaries in the normal course of their business.

     9.35 Majority in Interest of the Lenders means Lenders holding 66.67% of the aggregate principal amount of the Loans then outstanding hereunder (or if no Loans are at the time outstanding, Lenders having 66.67% of the Aggregate Loan Commitment).

     9.36 Maturity Date means December 31, 2006.

     9.37 Mortgage means, collectively, the Mortgage and Security Agreement dated March 1, 1993, made by the Borrower, as Mortgagor, in favor of the Lenders, as Mortgagees, recorded in said Bureau as Document No. 93-036896 and that certain Mortgage and Security Agreement made by Borrower, as Mortgagor, in favor of Lenders, as Mortgagees, recorded in said Bureau as Document No. 93-036898, as the same were originally executed and as thereafter amended or modified.

     9.38 Net Profits means, for any fiscal year, the consolidated, after-tax net profits of the Borrower and its Subsidiaries for such year, determined in accordance with GAAP.

     9.39 Net Worth means the consolidated net worth of Borrower and the Subsidiaries, as shown in their most recent Financial Statements, less any goodwill or debt discounts carried as assets on such Financial Statements, trademarks, patents, copyrights, organizational expenses and other similar intangible items, exclusive of predevelopment costs which will be allocated to future projects.

     9.40 Notes shall have the meaning given in Section 1.7 and shall include any modifications, renewals or modifications thereof.

     9.41 Notice of Loan/Conversion shall mean a written notice in the form attached as Exhibit A.

     9.42 Obligations shall have the meaning given in Section 1.8.

     9.43 Operating Cash Flow shall mean the consolidated net income of the Borrower and its Subsidiaries plus the sum of
(i) depreciation and amortization, (ii) interest expense,
(iii) equity losses in joint ventures, and (iv) losses on asset dispositions; less the sum of (v) equity earning in joint ventures, (vi) Maintenance Capital Expenditures, and
(vii) dividends paid; plus (viii) the net sum of actual distributions and contributions from or to joint ventures (without duplication).

     9.44 Participants shall have the meaning given in Section
8.12.

     9.45 Payment Office shall mean Bank of Hawaii, Corporate
Banking Division, 130 Merchant Street, 20th Floor, Honolulu HI
96813.

     9.46 Person means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

     9.47 Recourse Debt means, as to the Borrower or any Subsidiary, all items of indebtedness, obligation or liability for borrowed funds, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including, but without limitation:

          (a) All indebtedness for borrowed money guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

	    (b) All indebtedness for borrowed money in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or
(2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor; and

	    (c) All indebtedness for borrowed money secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance on property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; provided, however, the foregoing provisions to the contrary notwithstanding, Nonrecourse Secured Debt shall not be considered Recourse Debt. For this purpose "Nonrecourse Secured Debt" means all items of indebtedness incurred by the Borrower or a Subsidiary for borrowed money, now existing or hereafter arising, secured by real or personal collateral and in respect of which the sole recourse of the holder of the debt instrument for payment of the indebtedness evidenced thereby is against the collateral for such indebtedness, and not against the obligor individually or the obligor's other assets.

     9.48  Revolving  Loans  shall  have  the  meaning  given  in
Section 1.1(a).

     9.49 Revolving Loan Period shall have the meaning given in
Section 1.1(a).

     9.50 Subsidiary means any corporation of which more than 50% of the outstanding voting securities having ordinary voting power to elect a majority of the Board of Directors of such corporation shall, at the time of determination, be owned directly, or indirectly through one or more Subsidiaries, by the Borrower. A list of the currently-existing Subsidiaries is attached hereto as Exhibit C.

     9.51 Term Loan has the meaning given to it in Section 1.1(b).

     9.52 Total Debt means, as to the Borrower and all Subsidiaries, on a consolidated basis, all Indebtedness for Borrowed Money, including, without limitation, all Recourse Debt and Nonrecourse Secured Debt, plus all lease obligations which are capitalized on the Borrower's and/or Subsidiaries, balance sheets in accordance with generally accepted accounting principles.

     9.53 Type of Loan shall refer either to a Base Rate Loan or a LIBOR Loan, as defined herein.

   X.   Amendment and Restatement; Amendment of Loan Documents

     10.1 Effect of Amendment. On and as of the Effective Date, the Original Loan Agreement shall be deemed amended and restated in its entirety by this Amendment and Restatement, which shall
supercede   the  terms  and  provisions  of  the  Original   Loan
Agreement, as previously amended, with respect to all obligations from and after the date of this Amendment and Restatement and the other Loan Documents shall be deemed amended to conform to the amendments effected by this Amendment and Restatement. The Borrower, the Lenders and the Agent acknowledge and agree that this Amendment and Restatement constitutes only an amendment and restatement of the Original Loan Agreement, and in connection therewith, (1) nothing herein is intended, nor shall it be construed, to constitute a refinancing of the indebtedness under the Original Loan Agreement, (2) all outstanding obligations under the Original Loan Agreement and the "Loan Documents" referred to therein, as amended, shall continue to be outstanding under this Amendment and Restatement and the Loan Documents referred to herein and (3) all Obligations owing from and after the Effective Date shall be paid, performed and observed in accordance with the terms of this Amendment and Restatement and the other Loan Documents, as so amended restated and as may be further amended from time to time.

     10.2 Amendment of Loan Documents. The Borrower, the Lenders and the Agent agree that from and after the Effective Date, all references to (1) the Original Loan Agreement (including, without limitation, references to "Revolving and Term Loan Agreement", the "Loan Agreement" or "Agreement" or other defined terms) set forth in the Notes, the Mortgage, the Environmental Indemnity Agreement, the Additional Security Mortgage and any other Loan Documents, as amended, shall mean the Original Loan Agreement, as amended and restated aforesaid and by this Amendment and Restatement and as may be further amended from time to time, and
(2) the Notes, or any of them, shall mean the Note, and (3) any of the other Loan Documents shall mean such Loan Documents, as heretofore amended, as amended and restated by this Amendment and Restatement and as may be further amended from time to time.

     10.3 Confirmation of Loan Documents. In all other respects, the Loan Documents, as amended, remain in full force and effect and the provisions of the Loan Documents including, without limitation, all promises, representations, warranties, covenants, and conditions, are ratified and confirmed as of the date of this Amendment and Restatement by the parties hereto.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have duly executed this Amendment and Restatement, the execution of this Amendment and Restatement by the Borrower constituting
(a) the personal certification of the persons signing this Amendment and Restatement on behalf of the Borrower that, to the best of their knowledge, the representations and warranties made in Article IV of the Loan Agreement are true and correct as of the date of this Amendment and Restatement, and (b) the undertaking of such persons and of the Borrower that each request for a disbursement of Loan proceeds, made pursuant to Section 1.4 of the Loan Agreement, shall constitute the Borrower's affirmation and the personal affirmation on the part of the persons making such request that, to the best of their knowledge at the time of the making of any such request, (i) the representations and warranties stated in Article IV of the Loan Agreement are true and correct, (ii) no Event of Default under the Loan Agreement has occurred and is continuing, and (iii) no event has occurred and is continuing that, with the giving of notice or passage of time, or both, would become such an Event of Default.


MAUI LAND & PINEAPPLE            BANK OF HAWAII
COMPANY, INC.
                                 By/S/JAMES C. POLK
By/S/PAUL J. MEYER                  James C. Polk
   Paul J. Meyer                  Its Vice President
 Its Executive Vice President/
       Finance

By/S/ADELE H. SUMIDA             FIRST HAWAIIAN BANK
   Adele H. Sumida
 Its Controller                  By:/S/LANCE A. MIZUMOTO
                  (Borrower)         Lance A. Mizumoto
                                   Its Senior Vice President
BANK OF HAWAII

By/S/JAMES C. POLK               CENTRAL PACIFIC BANK
   James C. Polk
 Its Vice President              By:/S/ROBERT D. MURAKAMI
                     (Agent)         Robert D. Murakami
                                   Its Vice President


                                 AMERICAN AGCREDIT, PCA

                                 By/S/GARY VAN SCHUYVER
                                    Gary Van Schuyver
                                   Its Vice President

                                                 (Lenders)







                            EXHIBIT A
                    Notice of Loan/Conversion


DATE:     ________________________

TO:  Mr. James Polk, Vice President
     Bank of Hawaii
     Corporate Banking Division
     130 Merchant Street
     Honolulu, Hawaii 96813

     FAX: (808) 537-8301

SUBJECT: Revolving and Term Loan Agreement, dated as of December 31, 1992, by and among MAUI LAND & PINEAPPLE COMPANY, INC. ("Borrower"), Bank of Hawaii, First Hawaiian Bank, Central Pacific Bank and Bank of America National Trust and Savings Association, as amended, inter alia, by Amended and Third Restated Revolving Credit and Term Loan Agreement by and among Borrower, Bank of Hawaii, First Hawaiian Bank, Central Pacific Bank and American AgCredit, PCA (the "Agreement")

Pursuant to Section 1.4 or Section 1.5 of the Agreement, the Borrower hereby requests a Loan under the Credit Facility or a conversion of an existing Loan under the Credit Facility and confirms the following instructions therefor (capitalized terms not defined herein shall have the respective meanings assigned in the Agreement):

          Requested Date:
          Principal Amount:

   Base Rate Loan            New Revolving Loan
   LIBOR Loan                LIBOR Rollover
                             Conversion from Base Rate to  LIBOR
                             Loan
                             Conversion from LIBOR to Base  Rate
                             Loan

Interest Period (LIBOR Loans): ____One ___Two ___Three ___Six months

METHOD OF DRAWING (New Revolving Loan)

     Credit  to  the  Borrower's  Deposit  Account  No.  61058745
maintained with Bank of Hawaii.

The Borrower hereby certifies as follows:

1. The representations and warranties set forth in Section IV of the Agreement are true and correct on and as of the date hereto, provided that the representations and warranties set forth in Section 4.6 of the Agreement shall be deemed to be made with respect to the Financial Statements most recently delivered to the Bank pursuant to the Agreement.

2. As of the date hereof, no event has occurred and is continuing that (a) constitutes an Event of Default under the Agreement, or (b) with the giving of notice or passage of time, or both, would constitute an Event of Default.

3. The Borrower has observed and performed all of the Borrower's covenants and other agreements, and satisfied every condition, contained in the Agreement and in the other Loan
Documents, to be observed, performed or satisfied by the Borrower.
                                 MAUI  LAND & PINEAPPLE  COMPANY,
                                 INC.


                                 By_____________________________
                                 ___

                                 Its

                                                         BORROWER




			          Exhibit B


                           Master Note


$________                                       Honolulu, Hawaii
                                             December ____, 2001

     The undersigned ("Borrower") promises to pay to the order of _________ ("Lender") the principal amount of $_________ or so much thereof as shall have been disbursed by Lender under the Credit Facility (to which reference is hereinafter made) and may remain outstanding, together with interest on outstanding balances of principal in accordance with and under the terms of that certain Revolving and Term Loan Agreement, dated as of December 31, 1992 (the "Original Loan Agreement"), by and among Borrower, Bank of Hawaii, First Hawaiian Bank, Central Pacific Bank and Bank of America National Trust and Savings Association, which Original Loan Agreement established a credit facility (the "Credit Facility") in the original principal amount of $40,000,000.00, as amended by, among other instruments, that certain Amended and Third Restated Revolving Credit and Term Loan Agreement of even date, by and among Borrower, Bank of Hawaii, First Hawaiian Bank, Central Pacific Bank and American AgCredit, PCA, and as the same may from time to time be further amended.


                                 MAUI  LAND & PINEAPPLE  COMPANY,
                                 INC.


                                 By_____________________________
                                 ___

                                 Its


                                 By_____________________________
                                 ___

                                 Its

                                                         BORROWER






                            EXHIBIT C
                       SUBSIDIARY LISTING


                  Maui Pineapple Company, Ltd.
                   Kapalua Land Company, Ltd.
                   Kapalua Water Company, Ltd.
              Kapalua Waste Treatment Company, Ltd.
              Honolua Plantation Land Company, Inc.
                Kapalua Advertising Company, Ltd.
                Kapalua Investment Company, Ltd.
                  Kapalua Realty Company, Ltd.
            Royal Coast Tropical Fruit Company, Inc.
               Costa Royal De Frutas Tropicales SA
                    Costa Royal De Panama SA
                   Pineapple Hill Estates LLC








                          Schedule 5.3
                     Compliance Certificate


DATE:     __________________________

TO:       Bank of Hawaii
          Attn:  Mr. James Polk, Vice President
          130 Merchant Street
          Honolulu, Hawaii  968113
          Telecopier No.:  (808) 537-8301

SUBJECT: Revolving and Term Loan Agreement, dated as of December 31, 1992, by and among MAUI LAND & PINEAPPLE COMPANY, INC. ("Borrower"), Bank of Hawaii, First Hawaiian Bank, Central Pacific Bank and Bank of America National Trust and Savings Association, as amended, inter alia, by Amended and Third Restated Revolving Credit and Term Loan Agreement by and among Borrower, Bank of Hawaii, First Hawaiian Bank, Central Pacific Bank and American AgCredit, PCA (the "Agreement")

Pursuant to Section 5.3(f) of the Agreement, the undersigned hereby certifies as follows (capitalized terms not defined herein shall have the respective meanings assigned in the Agreement):

1. The undersigned is the President/ chief financial officer of Borrower.

2. The information furnished in Attachment A hereto is true and correct as the last day of the fiscal quarter preceding the date of this Compliance Certificate.
3. The representations and warranties set forth in Section IV of the Agreement are true and correct on and as of the date hereto, provided that the representations and warranties set forth in Section 4.6 of the Agreement shall be deemed to be made with respect to the financial statements delivered to the Bank concurrently herewith pursuant to the Agreement.
4. As of the date hereof, no event has occurred and is continuing that (a) constitutes an Event of Default under the Agreement, or (b) with the giving of notice or passage of time, or both, would constitute an Event of Default. The Borrower has observed and performed all of the Borrower's covenants and other agreements, and satisfied every condition, contained in the Agreement and in the other Loan Documents, to be observed, performed or satisfied by the Borrower.


                             _______________________________







                          Attachment A
                    To Compliance Certificate
                        Dated ___________



DEBT SERVICE COVERAGE RATIO

     Required Minimum:  1.20

RECOURSE DEBT                                    $

NET WORTH                                        $

     Required  Minimum:  $60,100,000  plus
     $___________  (50% of cumulative  Net
     Profits  (but  not net losses)  after
     December 31, 1998)

RECOURSE DEBT TO NET WORTH RATIO

     Permitted Maximum:  1.10